Exhibit 99.1

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bauschhealth.com	lainie.keller@bauschhealth.com
(514) 856-3855	(908) 927-1198
(877) 281-6642 (toll free)

BAUSCH HEALTH AGREES TO SELL AMOUN PHARMACEUTICALS

LAVAL, Quebec, March 31, 2021 – Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company”) today announced that it and certain of its affiliates have entered into a definitive agreement to sell all of their equity interests in Amoun Pharmaceutical Company S.A.E. (“Amoun”) to Abu-Dhabi based ADQ (the “Purchaser”), one of the region’s largest holding companies, for total gross consideration of approximately U.S. $740 million (including the assignment to the Purchaser of an intercompany loan granted by Bausch Health to Amoun), subject to certain adjustments. As part of the transaction, cash generated by Amoun during the period from the locked-box date of January 1, 2021 to closing will be for the benefit of the Purchaser1 (subject to working capital during such period), and such cash is not expected to be part of Bausch Health’s consolidated results and will be adjusted for reporting purposes from the consideration, together with other gross to net adjustments, such as taxes and other items. Amoun is one of the largest and most recognized pharmaceutical companies in Egypt that manufactures, markets and distributes branded generics of human and animal health products.

“The sale of Amoun marks significant progress in our efforts to reduce overall Bausch Health debt as we continue to pursue all opportunities to drive value for our shareholders, including preparing for the spinoff of Bausch + Lomb,” said Joseph C. Papa, chairman and CEO, Bausch Health.

The transaction is expected to close in the first half of 2021, subject to customary closing conditions, including receipt of applicable regulatory approvals and the approval of the Financial Regulatory Authority in Egypt of the mandatory tender offer (“MTO”) to be launched by the Purchaser for all of the issued share capital of Amoun. The shares of Amoun held by the Company and its affiliates will be tendered into the MTO at a per share price of EGP 37.806.

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC served as financial advisors to Bausch Health, and Wachtell, Lipton, Rosen & Katz acted as legal advisor to Bausch Health in the transaction.

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health. More information can be found at www.bauschhealth.com.

Forward-looking Statements
This news release may contain forward-looking statements, which may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions, including statements about the timing of completion of the transaction. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that

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could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks relating to the transaction not being timely completed, if completed at all, risks related to the receipt of (or failure to receive) the regulatory approvals required in connection with the transaction and the timing of receipt of such approvals; the possibility that the other conditions to the transaction are not received or satisfied on a timely basis or at all; changes in the anticipated timing for closing the transaction; business disruption during the pendency of or following the transaction; diversion of management time on transaction-related issues; and other events that could adversely impact the completion of the transaction, including industry or economic conditions outside of Bausch Health’s control. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Bausch Health’s overall business, including those more fully described in Bausch Health’s most recent annual report on Form 10-K and detailed from time to time in Bausch Health’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities administrators, which factors are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, and the fear of that pandemic and its potential effects, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on Bausch Health, including but not limited to its project development timelines, and costs (which may increase). Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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1. The cash balance reported by Amoun was approximately U.S. $44 million as of Dec. 31, 2020.

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